Exhibit 99.1

SeaSpine Announces Preliminary Fourth Quarter and Full Year 2021 Financial Results, Including Record Fourth Quarter 2021 Revenue

CARLSBAD, CA. (January 10, 2022) - SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, announced today preliminary financial results for the fourth quarter and full year 2021.

Fourth Quarter and Full Year 2021 Financial Results (all revenue amounts are preliminary and unaudited)
•Fourth quarter 2021 global revenue is expected to range from $55.1 to $55.5 million, reflecting 19% to 20% growth compared to the prior year period
◦U.S. revenue is expected to range from $49.9 to $50.2 million, reflecting 18% to 19% growth compared to the prior year period
▪U.S. spinal implants and enabling technologies capital sales revenue is expected to range from $27.1 to $27.3 million, reflecting 31% to 32% growth compared to the prior year period, and which includes $3.8 to $3.9 million of enabling technologies capital sales revenue
▪U.S. orthobiologics revenue is expected to range from $22.8 to $22.9 million, reflecting 6% to 7% growth compared to the prior year period
◦International revenue is expected to range from $5.2 to $5.3 million, reflecting 21% to 23% growth compared to the prior year period
•Full year 2021 global revenue is expected to range from $191.0 to $191.4 million, reflecting 24% growth compared to the prior year period, which includes $6.6 to $6.7 million of enabling technologies capital sales revenue
•Cash and cash equivalents at December 31, 2021 are expected to be approximately $83 million
•No outstanding debt under the Company’s $30 million credit facility

Fourth Quarter 2021 Operational Highlights
•Finalized key milestones related to the integration of 7D Surgical
•Initiated full commercial launches of the Admiral™ ACP System
•Initiated limited commercial launches of the Mariner MIS Wayfinder System and the NorthStar Facet Fusion System

“We are pleased by our ability to deliver nearly 20% organic revenue growth over the course of 2021, despite relentless pandemic-related disruptions on spine surgery volumes, which more recently are increasingly the result of hospital staffing shortages,” said Keith Valentine, President and Chief Executive Officer. “We believe it is our continued investment in innovative spinal implant systems, procedural outcome data on our advanced DBM products and disruptive technologies, such as the 7D FLASH™ Navigation System, that has enabled SeaSpine to be one of the few spine companies to consistently grow revenue since the initial wave of the pandemic. I’m proud of the resiliency of this entire organization to stay focused on our mission to improve clinical outcomes, reduce costs and put surgeon and patient safety first.”

Exhibit 99.1

About SeaSpine
SeaSpine (www.seaspine.com) is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal implants solutions, as well as a market leading surgical navigation system, to meet the varying combinations of products and enabling technologies that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal implants portfolio consists of an extensive line of products to facilitate spinal fusion in degenerative, minimally invasive surgery (MIS), and complex spinal deformity procedures. Expertise in orthobiologic sciences, as well as spinal implants and software product development, allows SeaSpine to offer its surgeon customers a differentiated portfolio and a complete solution to meet their fusion requirements. SeaSpine currently markets its products in the United States and in approximately 30 countries worldwide through a committed network of increasingly exclusive distribution partners.

Forward-Looking Statements
SeaSpine cautions you that statements in this news release that are not a description of historical facts are forward-looking statements that are based on the Company's current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements relating to: the Company’s expectations regarding its financial results for the quarter and full-year ended December 31, 2021. The preliminary financial results for the fourth quarter and full-year ended December 31, 2021 in this news release are preliminary, are not a comprehensive statement of financial results for either period, and are provided prior to completion of all internal and external review and audit procedures, and, therefore, are subject to adjustment. Among the factors that could cause or contribute to material differences between the Company’s actual results and the expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: changes to the Company’s financial results for the quarter and full-year ended December 31, 2021 due to the completion of financial closing procedures, final adjustments and other developments that may arise between now and the time its financial statements for such periods are finalized and publicly released; the extent of the impact of the COVID-19 pandemic on the Company's business and the economy; reductions in surgical volumes, including the duration of any elective surgery deferrals and the desire of patients and surgeons to perform elective surgeries once the pandemic has subsided and/or governmental orders no longer prohibit or recommend against performing elective surgeries; the impact of staffing shortages, at both the Company’s and third party facilities at which elective surgeries are performed, whether as a result of employee resignations due to vaccination mandates, exclusions from workplaces due to governmental requirements or recommendations related to isolating individuals who test positive for COVID-19 and/or quarantining individuals in close contact with individuals who test positive for COVID-19, or otherwise; unexpected expense or delay associated with the Company’s day-to-day operations, including as a result of competitive hiring pressure and resulting increases in employee compensation, unanticipated turnover in the Company’s workforce, including as a result of the time and expense to identify, hire and train new employees, or otherwise; continued pricing pressure, whether as a result of consolidation in hospital systems, competitors or others, as well as exclusion from major healthcare systems; the risk of supply shortages and the associated, potentially long-term disruption to product sales, including as a result of the Company’s dependence on a limited number of third-party suppliers for components and raw materials, or otherwise; general economic and business conditions in the markets in which the Company does business, both in the U.S. and abroad; and other risks and uncertainties more fully described in the Company’s news

Exhibit 99.1

releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. SeaSpine does not intend to revise or update any forward-looking statement set forth in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

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Investor Relations Contact
Leigh Salvo
ir@seaspine.com